EXHIBIT 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE
---------------------

For:     MAF Bancorp, Inc.               Contacts:    Jerry A. Weberling, Chief
         55th Street & Holmes Avenue                    Financial Officer
         Clarendon Hills, IL 60514                    Michael J. Janssen, Senior
                                                        Vice President
         www.mafbancorp.com                           (630) 325-7300



     MAF BANCORP REPORTS FOURTH QUARTER EARNINGS OF $.84 PER DILUTED SHARE
                  AND CALENDAR 2003 RESULTS OF $3.26 PER SHARE

                 QUARTERLY DIVIDEND INCREASED TO $.21 PER SHARE

Clarendon Hills, Illinois, January 28, 2004 - MAF Bancorp, Inc. (MAFB) announced today that earnings per share for the fourth quarter ended December 31, 2003 totaled $.84 per diluted share, compared to $.85 per diluted share reported for the fourth quarter of 2002. For calendar 2003, the Company reported record results of $3.26 per diluted share compared to $3.11 per diluted share reported in 2002.

Net income in the current quarter totaled $24.1 million compared to $20.3 million in last year's fourth quarter. The increase in net income for the quarter was offset by an increase in the number of average shares outstanding, due to the completion of the St. Francis Capital Corporation merger on December 1, 2003 and the Fidelity Bancorp merger in July 2003 which impacts earnings per share.

The December 1, 2003 completion of the $358 million St. Francis merger gives the Company 23 new branch offices in the Milwaukee, Wisconsin area. At September 30, 2003, St. Francis had assets of $2.2 billion, deposits of $1.4 billion, and stockholders' equity of $194 million. As a result of the completion of the St. Francis and Fidelity mergers in 2003, the current quarter and current year results, other than per share amounts and ratio analyses, are not generally comparable to the reported results for the corresponding 2002 period.

                                DIVIDEND INCREASE

The Company also announced today that its Board of Directors has approved a 17% increase in the quarterly cash dividend. The dividend will increase to 21 cents per share from the current level of 18 cents per share. The next cash dividend will be paid on April 2, 2004 to shareholders of record on March 15, 2004. This is the Company's tenth increase in its cash dividend in the past nine years.


                   NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income for the current quarter totaled $53.0 million compared to $43.0 million for last year's fourth quarter, an increase of 23.2%. The net interest margin was 3.07% in the current period, 15 basis points higher than the 2.92% reported for the quarter ended September 30, 2003, and one basis point lower than last year's fourth quarter net interest margin of 3.08%. The substantial improvement in the margin during the past three months was principally due to a substantial decline in the average cost of deposits.

The average yield on interest-earning assets fell to 5.05% for the quarter ended December 31, 2003 compared to 5.08% reported for the quarter ended September 30, 2003 and 5.94% in last year's fourth quarter. The yield on loans receivable declined to 5.27%, compared to 5.38% three months ago, although the rate of decrease compared to recent quarters' decreases has slowed considerably with the decline in loan refinancing activity. Higher yields on mortgage-backed securities, due to lower premium amortization, helped mitigate the overall decline in asset yields.

The average cost of interest-bearing liabilities declined to 2.20% in the current quarter, compared to 2.41% for the quarter ended September 30, 2003 and 3.16% for the fourth quarter of last year. The primary contributing factor to the decline in funding costs over the past three months was the decline in the cost of deposits as the Company benefited from a reduction in rates paid on passbook, money market and checking accounts during the current quarter as well as a favorable shift in mix due to the lower cost St. Francis deposit base acquired. The average cost of deposits in the current three-month period was 1.34% compared to 1.50% for the third quarter, a decrease of 16 basis points.

Average interest-earning assets totaled $6.91 billion for the current quarter, compared to $6.14 billion reported for the quarter ended September 30, 2003. The St. Francis merger was the primary reason for the increase in most average earning asset and liability categories. Average loans receivable balances increased by $521 million during the quarter while the combined average balances of mortgage-backed and investment securities increased by $204.0 million. Average liquid investments, represented by interest-bearing deposits and federal funds sold, increased by $40 million during the past three months.

Average interest-bearing liabilities also expanded over the past three months, totaling $6.21 billion for the current quarter compared to $5.47 billion in the third quarter of 2003. Average deposits increased by $485 million to $4.33 billion while average borrowed funds advanced by $251 million to $1.87 billion.

                               LENDING PRODUCTION

Loan origination volume totaled $1.04 billion in the current quarter, 13% less than last year's fourth quarter volume of $1.19 billion and 31% behind the $1.51 billion in loan volume reported for the quarter ended September 30, 2003. While interest rates remain attractive and at historically low levels, refinancing activity abated in the quarter, leading to the substantial decline in loan volume. Home purchase activity in the Bank's markets remains strong. Also, the Company continued to have success in marketing its home equity loan products. Home equity loan balances increased to $966 million at December 31, 2003 compared to $534 million at September 30, 2003, representing approximately 15% of the Company's total loan portfolio. While $387 million of the increase is attributable to the St. Francis acquisition, the Company also generated $45 million of new home equity balances during the quarter.

                               NON-INTEREST INCOME

Non-interest income increased to $21.6 million in the current quarter, compared to $14.4 million reported for the quarter ended December 31, 2002. Real estate development profits advanced substantially over last year and the quarter's results also benefited from increased deposit account service fees and a recovery of an impairment reserve on mortgage servicing rights. Although gains on sale of loans were considerably higher in last year's fourth quarter than in the current period, the prior year's period also reflected a $3.0 million writedown on an investment security and an impairment reserve on mortgage servicing rights.

LOAN SALES AND LOAN SERVICING. Loan sale volume in the current quarter decreased to $411.3 million compared to $536.9 million in last year's fourth quarter and $475.0 million for the quarter ended September 30, 2003, reflecting the slowing of loan refinancing activity. With the combination of decreased sales volume and lower margins, gains on sales of mortgage loans declined to $3.0 million from $7.4 million for the quarter ended December 31, 2002 and $7.1 million for the third quarter of 2003.

While lower refinancing activity and slowing loan prepayments led to reduced loan sale gains, it also resulted in a decrease in amortization of mortgage servicing rights. As a result, loan servicing fee income totaled $117,000 in the current quarter compared to $1.7 million of loan servicing fee expense, net of servicing fees, in last year's fourth quarter. Last year's fourth quarter results also included a $650,000 impairment expense on mortgage servicing rights. In the current quarter, due primarily to lower market prepayment speeds, the fair value of servicing rights increased and the Company recorded a recovery of the valuation reserve on mortgage servicing rights of $2.1 million.

DEPOSIT ACCOUNT SERVICE FEES. Deposit account service fees totaled $7.1 million for the current quarter, up 17.9% from the $6.0 million reported in the fourth quarter of 2002. Service fees for the quarter ended September 30, 2003 were $6.1 million. The improvement in the current quarter was largely due to fees generated through St. Francis for the month of December.

REAL ESTATE DEVELOPMENT OPERATIONS. The Company's real estate development operations contributed $5.0 million to non-interest income in the current quarter compared to $2.9 million in last year's fourth quarter. The real estate income for the current quarter resulted in part from $2.6 million in profits from the sale of three commercial and townhome parcels in the TallGrass of Naperville subdivision. In addition, residential lot sale profits from the Shenandoah subdivision in Plainfield, IL. added $2.2 million to overall income as 66 lots were closed during the period. At December 31, 2003, 15 lots were under contract in the Shenandoah development.

                              NON-INTEREST EXPENSE

The ratio of total non-interest expense to average assets was 2.02% for the current quarter, compared to 1.75% in the fourth quarter of 2002 and 1.79% for the quarter ended September 30, 2003. The Company's efficiency ratio, a measure of the amount of expense needed to generate each dollar of revenue, was 50.1% for the current quarter, compared to 43.1% in last year's fourth quarter and 46.8% for the quarter ended September 30, 2003. The Company's efficiency ratio is expected to be negatively impacted by the St. Francis merger until the middle of 2004 when the data processing systems conversion is expected to be completed.

Non-interest expense totaled $37.4 million in the current quarter, compared to $26.0 million reported for the quarter ended December 31, 2002. Compensation and benefits expense totaled $22.1 million in the current quarter, compared to $15.4 million a year ago. In addition to normal salary increases and higher payroll taxes and medical costs, this increase was primarily due to staffing costs at the five branches added from the Fidelity merger and the addition of five other new branch offices opened during the past year, as well as compensation for the month of December 2003 at St. Francis. The Company expects that much of the compensation-related savings from overlap in certain back office operations of St. Francis will begin to be realized following the data processing conversion, scheduled for May 2004.

Occupancy expenses increased by $1.6 million in the current quarter compared to the comparable period a year ago, primarily due to the addition of new branch offices and loan processing offices compared to a year ago, which resulted in higher depreciation, rent and real estate tax expenses and general maintenance costs. Advertising expense increased by $546,000 compared to last year's fourth quarter due to increased radio advertising, marketing promotion costs at new branches and higher market research expenses. Data processing expenses increased by $371,000 due to higher depreciation expense related to new hardware and software, computers related to the branch expansion and outside service bureau expense of St. Francis.

Income tax expense totaled $13.1 million in the current quarter, an effective income tax rate of 35.2%, compared to $10.8 million or an effective income tax rate of 34.7% for the quarter ended December 31, 2002.

                                  ASSET QUALITY

Although the level of non-performing assets increased modestly during the past three months, the ratio of non-performing assets to total assets declined. Non-performing assets were equal to .49% of total assets at December 31, 2003 compared to .55% at September 30, 2003 and .47% of total assets at December 31, 2002.

The Company recorded $177,000 of net charge-offs of loans during the quarter and did not record a provision for loan losses. In last year's fourth quarter, the Company recorded net charge-offs of $275,000 and $300,000 in provision for loan losses. The Bank's allowance for loan losses was $34.6 million at December 31, 2003, equal to 105.4% of total non-performing loans and .54% of total loans receivable. A total of 76% of non-performing loans consisted of loans secured by one-to four-family residential properties.

                             BALANCE SHEET & CAPITAL

Total assets at December 31, 2003 were $8.93 billion, approximately $2.22 billion, or 33%, higher than the level reported at September 30, 2003. The December 2003 closing of the merger with St. Francis was the reason for this increase. Loan balances, which totaled $6.37 billion at December 31, 2003, were $1.19 billion higher than the $5.18 billion balance three months ago. As expected, the composition of the Company's loan portfolio changed considerably as a result of the St. Francis merger. The table below highlights these changes:

                                                     12/31/03     12/31/02
                                                     --------     --------
           Real estate loans:
           ------------------
           One-to four-family residential              61.6%        79.5%
           Multi-family                                 9.8          5.7
           Commercial                                   8.7          3.1
           Construction                                 1.7          1.1
           Land                                          .7           .9
                                                      -----        -----
           Total real estate loans                     82.5         90.3
                                                      -----        -----




           Consumer loans:
           ---------------
           Home equity loans                           14.9          9.2
           Other                                         .6           .1
                                                      -----        -----
           Total consumer loans                        15.5          9.3
                                                      -----        -----

           Commercial loans                             2.0           .4
                                                      -----        -----
           Total loans                                100.0%       100.0%
                                                      -----        -----


The closing of the St. Francis merger resulted in an overall increase in goodwill and core deposit intangibles of $131.2 million. Goodwill and core deposit intangibles totaled $276.5 million at December 31, 2003 compared to $147.9 million at September 30, 2003, and $102.0 million at December 31, 2002.

Total deposits increased to $5.58 billion at December 31, 2003, $1.32 billion higher than the $4.26 billion reported at September 30, 2003, the result of the closing of the St. Francis merger. The Bank continues to be successful in its efforts to grow its core deposits. At December 31, 2003, core deposits, comprised of checking, savings and money market accounts, accounted for 58.2% of total deposits, relatively unchanged from September 30, 2003.

Borrowed funds totaled $2.30 billion at December 31, 2003, up from $1.70 billion reported three months earlier, reflecting the addition of St. Francis' borrowings from the FHLB of Chicago and other sources. Following the closing of the merger, the Company repaid $155 million in St. Francis' FHLB of Chicago advances. The advances repaid had a weighted average cost of 5.46% and were replaced with new advances having a weighted average cost of 2.54%.

Stockholders' equity totaled $901.6 million at December 31, 2003, $285 million higher than the $616.2 million reported at September 30, 2003. In connection with the St. Francis merger, the Company issued approximately 7.5 million shares of common stock, resulting in an increase in stockholders' equity of approximately $247.5 million. During the current quarter, 5,000 shares of common stock were repurchased at an average cost of $38.33 per share. Through December 31, 2003, a total of 805,000 shares have been repurchased under the Company's
1.6 million repurchase program at an average price of $38.44 per share. The book value per share at December 31, 2003 was $27.27, up from $24.18 reported three months ago and $21.57 at December 31, 2002. The Bank's tangible, core and risk-based capital percentages of 7.16%, 7.16% and 11.55%, respectively, at December 31, 2003 exceeded all minimum regulatory capital requirements.

                  RESULTS FOR THE YEAR ENDED DECEMBER 31, 2003

Diluted earnings per share expanded by 4.7% in the current twelve-month period compared to last year, totaling $3.26 compared to $3.11 last year. For the twelve months ended December 31, 2003, net income totaled $83.4 million compared to $74.0 million for calendar 2002. Net interest income increased to $179.5 million in the current period compared to $158.0 million in last year's comparable period, an improvement of 13.6%. The net interest margin increased to 2.96% in the 2003 period compared to 2.93% for 2002. Return on equity for the twelve months ended December 31, 2003 was 14.2% compared to 15.8% for the twelve months ended December 31, 2002.

Overall non-interest income improved by 27.1% in the current twelve-month period compared to last year, totaling $71.6 million. Gains on sales of loans totaled $25.9 million in the current twelve-month period, $9.6 million ahead of the results from 2002. Deposit account service fees totaled $24.6 million for 2003, 10.4% ahead of the results from 2002. Income from real estate development operations advanced strongly from the prior year, totaling $11.3 million compared to $9.7 million for 2002. Loan servicing impairment reserves and amortization expense totaled $4.8 million in both 2003 and 2002.

Non-interest expense totaled $120.2 million in 2003, up 21.0% from the $99.3 million reported for 2002. Compensation expense totaled $70.6 million in the current period compared to $59.1 million last year due to increased cost related to higher loan volume, two completed mergers and the opening of five new branches in the past year. The balance of the increase in non-interest expenses totaled $9.4 million and was due generally to higher occupancy, marketing, data processing and other costs related to the higher loan volume as well as market expansion.


                                OUTLOOK FOR 2004

The Company indicated that it currently expects earnings for 2004 to be in the range of $3.52 to $3.65 per diluted share, or an increase of 8-12% over 2003. The Company's projections for 2004 assume balance sheet growth in the 10-12% range. Mortgage loan originations are expected to be significantly lower during the year due to reduced refinancing activity. Due to the market shifting toward adjustable rate loans and increased price competition, the Company expects lower loan sale volumes and reduced margins compared to 2003. Assuming modest Federal Reserve tightening in the second half of 2004 and in light of an expected change in loan mix, management expects the net interest margin to be in a range of 3.00%-3.15%. The Company expects to report continued growth in fee income revenues in 2004 and is currently estimating income from real estate operations in the range of $9.0-$10.5 million for 2004, with the income heavily weighted in the second half of the year. The projections also assume a strong housing purchase market, continued good credit quality, completion of the Company's previously authorized stock buyback program, and successful conversion and integration of St. Francis systems in late May 2004. The majority of expected cost savings related to the St. Francis merger will not begin to be realized until the second half of 2004. Based on these timing expectations and projection of loan originations, loan sales and income from real estate development, management expects that earnings will be stronger in later quarters than in earlier quarters of 2004. Due to the timing of the St. Francis merger, management personnel and infrastructure to accommodate the Company's growth, it is expected that the Company's efficiency ratio will be near 50% in 2004 before trending back down in 2005.


MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank currently operates a network of 66 retail banking offices throughout Chicago and Milwaukee and their surrounding areas. Offices in the Milwaukee area operate under the name "St. Francis Bank, a division of Mid America Bank." The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.


                           Forward-Looking Information
                           ---------------------------

Statements contained in this news release that are not historical facts constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe,"

"expect," "intend," "anticipate," "estimate," "project," "plan," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future.

Factors which could have a material adverse effect on operations and could affect management's outlook or future prospects of the Company and its subsidiaries include, but are not limited to, higher than expected costs related to the St. Francis transaction, delays in the St. Francis data processing and systems conversions, unanticipated changes in interest rates or flattening of the yield curve, deteriorating economic conditions which could result in increased delinquencies in MAF's loan portfolio, higher than expected overhead, infrastructure and compliance costs needed to support growth in the Company's operations, legislative or regulatory developments, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of MAF's loan or investment portfolios, or further deterioration in the value of investment securities, demand for loan products, secondary mortgage market conditions, deposit flows, competition, demand for financial services and residential real estate in MAF's market area, unanticipated slowdowns in real estate lot sales or problems in closing pending real estate contracts, delays in real estate development projects, the possible short-term dilutive effect of other potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                       MAF BANCORP, INC. AND SUBSIDIARIES
                            STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)

                                                                      THREE MONTHS ENDED       TWELVE MONTHS ENDED
                                                                          DECEMBER 31,             DECEMBER 31,
                                                                       2003         2002         2003       2002
                                                                       ----         ----         ----       ----
                                                                           (UNAUDITED)              (UNAUDITED)

Interest income                                                   $    87,319       83,086   $   316,430    329,490
Interest expense                                                       34,367       40,102       136,952    171,465
                                                                  -----------       ------   -----------    -------
   Net interest income                                                 52,952       42,984       179,478    158,025
Provision for loan losses                                                   -          300             -        300
                                                                  -----------       ------   -----------    -------
   Net interest income after provision for loan losses                 52,952       42,684       179,478    157,725
Non-interest income:
   Gain (loss) on sale and writedown of:
     Loans receivable held for sale                                     3,008        7,429        25,948     16,330
     Mortgage-backed securities                                             9            -         6,006         39
     Investment securities                                                  -       (2,951)       (6,943)        80
     Foreclosed real estate                                                54           23           365        179
   Income from real estate operations                                   4,993        2,869        11,325      9,717
   Deposit account service charges                                      7,102        6,023        24,552     22,239
   Loan servicing fee income (expense)                                    117       (1,733)       (5,939)    (2,472)
   Recovery (impairment) of mortgage servicing rights                   2,070         (650)        1,130     (2,300)
   Brokerage commissions                                                1,226          779         3,587      2,702
   Other                                                                3,043        2,652        11,602      9,849
                                                                  -----------       ------   -----------    -------
     Total non-interest income                                         21,622       14,441        71,633     56,363
Non-interest expense:
   Compensation and benefits                                           22,147       15,445        70,573     59,098
   Office occupancy and equipment                                       4,709        3,062        15,410     11,670
   Advertising and promotion                                            1,668        1,122         6,466      4,844
   Data processing                                                      1,254          883         4,255      3,655
   Other                                                                7,029        5,114        21,761     18,426
   Amortization of core deposit intangibles                               562          408         1,732      1,649
                                                                  -----------       ------   -----------    -------
   Total non-interest expense                                          37,369       26,034       120,197     99,342
                                                                  -----------       ------   -----------    -------
     Income before income taxes                                        37,205       31,091       130,914    114,746
Income taxes                                                           13,105       10,798        47,481     40,775
                                                                  -----------       ------   -----------    -------
     Net income                                                   $    24,100       20,293        83,433     73,971
                                                                  ===========       ======   ===========    =======

Basic earnings per share                                          $       .86          .87          3.35       3.19
                                                                  ===========       ======   ===========    =======
Diluted earnings per share                                                .84          .85          3.26       3.11
                                                                  ===========       ======   ===========    =======

                       MAF BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)
                                   (Unaudited)

                                                                                       DECEMBER 31,    DECEMBER 31,
                                                                                           2003            2002
                                                                                           ----            ----

ASSETS
------

Cash and due from banks                                                             $     144,290           134,265
Interest-bearing deposits                                                                  57,988            28,210
Federal funds sold                                                                         19,684           100,205
                                                                                    -------------         ---------
    Total cash and cash equivalents                                                       221,962           262,680

Investment securities available for sale, at fair value                                   365,334           308,235
Stock in Federal Home Loan Bank of Chicago, at cost                                       384,643           169,708
Mortgage-backed securities available for sale, at fair value                              971,969           365,638
Loans receivable held for sale                                                             45,136           167,780
Loans receivable, net of allowance for losses of $34,555 and $19,483                    6,323,971         4,363,152
Accrued interest receivable                                                                31,168            27,513
Foreclosed real estate                                                                      3,200             2,366
Real estate held for development or sale                                                   32,093            14,938
Premises and equipment, net                                                               122,817            72,492
Other assets                                                                              130,615            67,753
Goodwill                                                                                  262,488            94,796
Intangibles                                                                                38,189            20,130
                                                                                    -------------         ---------
                                                                                    $   8,933,585         5,937,181
                                                                                    =============         =========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Liabilities:
   Deposits                                                                             5,580,455         3,751,237
   Borrowed funds                                                                       2,299,427         1,556,500
   Advances by borrowers for taxes and insurance                                           41,149            37,700
   Accrued expenses and other liabilities                                                 110,950            90,286
                                                                                    -------------         ---------
     Total liabilities                                                                  8,031,981         5,435,723
                                                                                    -------------         ---------
Stockholders' equity:
   Preferred stock, $.01 par value; authorized
      5,000,000 shares; none outstanding                                                        -                 -
   Common stock, $.01 par value;
      80,000,000 shares authorized; 33,063,853 shares issued;
      33,063,853 and 23,252,815 shares outstanding                                            331               254
   Additional paid-in capital                                                             495,747           204,710
   Retained earnings, substantially restricted                                            402,402           342,790
   Accumulated other comprehensive income, net of tax                                       2,109             4,819
   Stock in Gain Deferral Plan; 240,879 and 236,401 shares                                  1,015               851
   Treasury stock, at cost; 2,167,835 shares in 2002                                            -           (51,966)
                                                                                    -------------         ---------
       Total stockholders' equity                                                         901,604           501,458
                                                                                    -------------         ---------
                                                                                    $   8,933,585         5,937,181
                                                                                    =============         =========

                       MAF BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                        (In thousands, except share data)


                                                                            DECEMBER 31,            DECEMBER 31,
                                                                                2003                    2002
                                                                                ----                    ----

Book value per share                                                    $       27.27           $       21.57
Stockholders' equity to total assets                                            10.09%                   8.45%
Tangible capital ratio (Bank only)                                               7.16                    6.78
Core capital ratio (Bank only)                                                   7.16                    6.78
Risk-based capital ratio (Bank only)                                            11.55                   11.85
Common shares outstanding:
    Actual                                                                 33,063,853              23,252,815
    Basic (weighted average)                                               24,920,150              23,162,422
    Diluted (weighted average)                                             25,592,745              23,748,411

Non-performing loans                                                    $      32,787           $      25,394
Non-performing assets                                                          43,985                  27,760
Allowance for loan losses                                                      34,555                  19,483
Non-performing loans to total loans                                               .51%                    .58%
Non-performing assets to total assets                                             .49                     .47
Allowance for loan losses to total loans                                          .54                     .44
Mortgage loans serviced for others                                      $   3,330,039           $   2,021,512
Capitalized mortgage servicing rights, net                                     24,128                  12,960
Core deposit intangibles                                                       14,061                   7,171


                                                        THREE MONTHS ENDED                TWELVE MONTHS ENDED
                                                           DECEMBER 31,                       DECEMBER 31,
                                                     -------------------------          ------------------------
                                                       2003            2002               2003           2002
                                                     ---------       ---------          ---------      ---------

Average balance data:
    Total assets                                $    7,414,894   $   5,935,223      $   6,469,698   $  5,739,399
    Loans receivable                                 5,569,700       4,621,352          4,917,662      4,446,989
    Interest-earning assets                          6,906,311       5,599,191          6,065,772      5,409,877
    Deposits                                         4,331,523       3,439,602          3,794,205      3,415,207
    Interest-bearing liabilities                     6,206,339       5,036,363          5,420,900      4,897,694
    Stockholders' equity                               720,514         492,860            588,263        467,182
Performance ratios (annualized):
    Return on average assets                              1.30%           1.37%              1.29%          1.29%
    Return on average equity                             13.38           16.47              14.18          15.83
    Average yield on interest-earning assets              5.05            5.94               5.22           6.10
    Average cost of interest-bearing liabilities          2.20            3.16               2.53           3.51
    Interest rate spread                                  2.85            2.78               2.69           2.59
    Net interest margin                                   3.07            3.08               2.96           2.93
    Average interest-earning assets to average
      interest-bearing liabilities                      111.28%         111.18%            111.90%        110.46%
    Non-interest expense to average assets                2.02            1.75               1.86           1.73
    Non-interest expense to average assets
      and loans serviced for others                       1.48            1.33               1.46           1.33
    Efficiency ratio (1)                                 50.12           43.12              47.69          46.36
Loan originations                               $    1,037,850   $   1,192,583      $   4,993,675   $  3,691,170
Loans sold                                             411,257         536,907          1,765,265      1,375,196
Cash dividends declared per share                          .18             .15                .72            .60

(1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain/(loss) on sale and writedown of mortgage-backed and investment securities.